EXHIBIT 99.1

Rock of Ages FOR IMMEDIATE RELEASE	Investor Contact: Neil G Berkman Berkman Associates (310) 277-5162 info@BerkmanAssociates.com	Company Contact: Kurt Swenson Chairman & CEO (603) 225-8397 www.RockofAges.com

Rock of Ages Announces
Settlement of Strike at Vermont Plant

     CONCORD, NEW HAMPSHIRE, May 2, 2003 . . . ROCK OF AGES CORPORATION (NASDAQ/NMS:ROAC) today announced that employees represented by Local #4 of the United States Steelworkers Union at its Barre, Vermont manufacturing plant who have been on strike since Monday, April 28, 2003 voted yesterday evening to ratify a new three year contract with the Company. As a result, most employees of the Company's Barre manufacturing plant are expected to report back to work today, including the employees represented by the Granite Cutters Association who had previously ratified the contract but were honoring the Steelworker's picket lines. The Company's quarry workers, who are also represented by the Steelworkers and had ratified a contract last weekend, returned to work Wednesday, April 30, 2003.

     Michael B. Tule, Vice President and General Counsel, said that the Company expects no material delays of shipments of quarried or manufactured products at its Vermont operations other than shipments originally scheduled for this week and next week. He also said that the four day strike is not expected to have a material adverse effect on the financial results of Rock of Ages' Vermont operations for the year. "There was no change in the contract ratified yesterday from the contract originally proposed and originally rejected by this bargaining unit last weekend, " Tule said. "We are pleased to have all our Vermont union employees now back at work."

 About Rock of Ages

     Rock of Ages (www.RockofAges.com) is the largest integrated granite quarrier, manufacturer and retailer of finished granite memorials and granite blocks for memorial use in North America.

 Forward-Looking Statements

This press release contains statements that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations, estimates and projections about the Company's business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements.